                                                                   Exhibit 10.38

                        SEPARATION AGREEMENT AND RELEASE

     This Separation Agreement and Release (this "Separation Agreement") is entered into by Stephen McNulty ("Associate") and Triton Management Company, Inc. ("Employer") on behalf of itself and each of its respective affiliates as set forth in Exhibit "A" (collectively, the "Triton Affiliates"). As used herein, "Triton Companies" shall mean Employer and the Triton Affiliates collectively.

                                    RECITALS

     WHEREAS, Associate's employment with Employer is being terminated; and

     WHEREAS, the parties hereto have agreed to the terms of such separation from employment in accordance with the provisions of this Separation Agreement;

     NOW THEREFORE, in exchange for mutual consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

     1. Separation Date. Associate's employment with Employer terminates effective June 20, 2003 ("Separation Date"). As of the Separation Date, Associate relinquishes all duties, responsibilities and authority associated with his status as an employee of any Triton Company. Announcement of Associate's separation from employment will be made by the Employer on or about June 20, 2003.

     2. Separation Benefits. If Associate remains employed by Employer through the Separation Date and signs and returns this Separation Agreement no earlier than the Separation Date and no later than twenty-one (21) days after the Associate receives a copy of this Agreement, any Triton Company shall provide or make available to Associate the payments, benefits and rights, less applicable tax withholding and less deductions required or authorized by law or authorized by Associate, as described in the following subparagraphs of this Paragraph 2 (the "Separation Benefits").

       (a) Associate shall receive all wages, salary and/or commissions earned by Associate but unpaid through June 30, 2003 at Associate's existing rates on the next regularly scheduled payroll date following this date.

       (b) Associate shall receive his balance of outstanding Paid Time Off at Associate's current rate of base pay less applicable payroll taxes, on the next regularly scheduled payroll date following the Separation Date.

       (c) Following June 30, 2003, Employer shall pay Associate severance pay at Associate's rate of base pay paid immediately prior to the Separation Date, less applicable payroll taxes, paid on Employer's regular payroll schedule for each payroll period or portion thereof from June 30, 2003 through and including March 31, 2004 (the "Severance Period"). Such payments shall commence as of the first regularly scheduled payroll date after the Effective Date (defined in Paragraph 14, below).

       (d) In addition to the foregoing, Associate will be entitled to a payment of Fifty-Three Thousand Five Hundred Sixty Dollars ($53,560) representing a pro rata portion of bonus payments for calendar year 2003. This payment will be made in a single lump-sum, less applicable tax withholding and less deductions required or authorized by law or authorized by Associate, on or before March 15, 2004 when all other management bonus payments are made.

       (e) Associate shall remain eligible to participate through the Separation Date in Employer's 401(k) plan (including with respect to Employer contributions on Associate's behalf) to the extent permitted under Employer's plan and under applicable law. Associate will remain eligible to use Employer's Employee Assistance Plan through the Severance Period. Associate's eligibility for other employer provided employee benefits following the Separation Date will be governed by the terms of such benefit plans and applicable law.

       (f) Coverage under Employer's medical, prescription drug, dental and vision plans shall continue through the last day of the last month of the Severance Period at the level of coverage (family, Associate plus spouse, Associate plus children, Associate and child or single coverage) provided to Associate immediately prior to the Separation Date. Employer shall continue to pay the same portion of the premiums for such continuation coverage shall be deducted from Associate's severance payments, during the Severance Period. After the Severance Period, Associate will be eligible to continue benefits through COBRA, but will be responsible for payment of the full COBRA premiums for such coverage. Information regarding continuation of benefits under COBRA will be forwarded to Associate under separate cover before the end of the Severance Period.

       (g) Employer will make available to Associate, at Employer expense, an outplacement program of Employer's choosing, to assist Associate with Associate's job search. Employer shall pay up to a maximum of ten thousand dollars ($10,000) for outplacement benefits provided under this Paragraph 2(g).

       (h) Associate is the owner of restricted shares of Class A common stock, par value $.01 per share of Triton PCS Holdings, Inc., a Delaware corporation ("Triton Holdings"), that were awarded to Associate from time to time (the "Restricted

Stock") on the terms and subject to the conditions set forth in certain executed letter agreements with Triton Holdings (the "Awards"). Pursuant to the terms of the Awards, as of the vesting dates, Associate will be vested in a portion of the Restricted Stock identified on Exhibit B. Following the Separation Date, Associate will continue to become vested in the Restricted Stock as of each vesting date under Associate's Awards, occurring on or before September 1, 2003, as identified on Exhibit B, provided that Associate remains in compliance with all of the terms and conditions of this Separation Agreement as of each such date. Associate acknowledges and agrees that in accordance with Triton Company policies, Associate shall continue to be subject to applicable "blackout" periods for ninety (90) days following his Separation Date.

        (i) Associate shall be entitled to retain his current phone service through the Triton Companies during the Severance Period and during such period, the Triton Companies shall pay for such service in a manner consistent with the provision of phone services to similarly situated active associates.

     3. Consideration. Associate hereby executes this Separation Agreement in exchange for the Separation Benefits. Associate acknowledges that the Separation Benefits exceed any compensation and benefits which would otherwise be paid to him on termination of employment and that the Separation Benefits constitute complete and adequate consideration for Associate's agreement to enter into this Separation Agreement. Associate further acknowledges and agrees that the Separation Benefits constitute the total amount that will be paid to Associate and that Associate shall receive no further compensation or benefits from any of the Triton Companies (including without limitation any further salary, bonuses, severance, or restricted stock awards), except for the reimbursement of any business expenses incurred by Associate prior to the Separation Date in accordance with Employer's policies for the reimbursement of business expenses.

     4.  Further Services.

         (a) Cooperation. Associate agrees that, during the Severance Period, Associate shall make himself reasonably available either in person or by telephone to answer questions, provide information and to otherwise provide services and assistance to the Triton Companies as may be requested from time to time.

         (b) Litigation Cooperation. Associate agrees to provide any of the Triton Companies with truthful and complete cooperation in litigation matters arising out of or related to Associate's activities or duties while employed by any of the Triton Companies, whether or not such matters have commenced as of the termination of Associate's employment.

         (c) Performance and Payment. The Company shall use commercially reasonable efforts to schedule any services requested under this Paragraph at such times and locations as shall not unreasonably interfere with Associate's business or personal affairs. Associate agrees that he will provide up to a maximum of eighty (80) hours of additional services following his Separation Date under this Section without any additional payment or remuneration for such services (other than reimbursement for expenses as provided herein). In the event that Associate provides additional services in excess of the foregoing limitation, he shall be entitled to payment for such additional services at the rate of Eight Hundred Dollars ($800) for each full day (7 hours or more) of service and Four Hundred Dollars ($400) for each half day (less than seven hours) of service. Associate will be entitled to reimbursement for the out-of-pocket expenses

Associate reasonably incurs in connection with providing services as provided in this Section.

     5. Non-Competition For a period of twelve (12) months following the Separation Date, the Associate shall not, on the Associate's own behalf or on behalf of others, directly or indirectly, (whether as an associate, consultant, investor, partner, sole proprietor or otherwise) be employed by, perform any services for, or hold any ownership interest in any business engaged in the business of selling personal communications services or personal communications handsets and accessories in any geographic market in which the Company is doing business, or in which the Company has established plans to do business as of the date of the termination of the Associate's employment with the Company. The above notwithstanding, the ownership, for investment purposes, of up to one percent (1%) of the total outstanding equity securities of a publicly traded company, shall not be considered a violation of this Paragraph 5.

     6. Non-Solicitation of Triton Company Employees or Customers. Associate agrees that for a period of twenty four (24) months from the Separation Date, Associate will not directly or indirectly, alone or as a partner, officer, director, employee, stockholder or creditor of any entity or business organization solicit or employ or cause to be solicited or employed, for or on behalf of Associate or any third party, any persons who are Associates of or consultants of any Triton Company on the Separation Date or at any time during the six (6) month period immediately prior thereto. Associate further agrees that, for a period of twenty-four (24) months following the Separation Date, Associate will not directly or indirectly, on Associate's own behalf or on the behalf of any other person or entity, solicit the business of any entity with which a Triton Company has an agreement or is in process of entering into an agreement, as of the Separation Date (a "Customer"), to provide services to such entity, provided that the above restrictions on solicitation of Customers shall only apply to Customers with which Associate had personal contact, or for which Associate had some responsibility in the performance of Associate's duties for a Triton Company, or about which Associate obtained confidential or proprietary information, during Associate's employment with any Triton Company, and the above restrictions on solicitation of Customers shall only apply to the solicitation of business similar to the services provided or to be provided by a Triton Company to such Customer.

     7. Release. In exchange for the commitments of the Triton Companies provided for herein, Associate, on his own behalf, and on behalf of all his agents, successors, heirs, legal representatives, all persons, corporations and other entities that might claim by, through or under him or any of them, hereby voluntarily releases and discharges each and every Triton Company and their respective predecessors, successors and assigns, and the current, former and future directors, officers, partners, members, stockholders, employees, attorneys and agents of each of them, and the like, and all persons or entities acting by, through, under or in concert with any of them, and any benefit plan maintained by any Triton Company (or any plan administrator of any such plan) (collectively, the "Releasees"), of and from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever, known or unknown, in tort, contract, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorneys' fees), reimbursements, costs or other relief of any kind, arising on or before the date Associate signs this Separation

Agreement including but not limited to, any and all claims, demands, rights and/or causes of action (the "Released Claims"). Associate acknowledges that the Released Claims shall include, without limitation, those which might arise out of allegations relating to a claimed breach of an alleged oral or written employment contract, or which might arise out of any other alleged restriction on any Triton Company's right to terminate Associate's employment or duty to provide advance notice of termination, or relating to purported employment discrimination, retaliation or civil rights violations, such as, but not limited to, those arising under Title VII of the Civil Rights Act of 1964 (42 U.S.C.
Section 2000e et seq.), the Civil Rights Acts of 1866 and 1871 (42 U.S.C. Sections 1981 and 1983), the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. Section 621 et seq. ), the Equal Pay Act of 1963 (29 U.S.C.
Section 206(d)(1)), the Rehabilitation Act of 1973 (29 U.S.C. Sections 701-794), the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act (29 U.S.C. (S) 2101 et seq.) or any other applicable federal, state or local statute or ordinance, which Associate might have or claim to have on or before the date Associate signs this Separation Agreement, against any of the Releasees by reason of Associate's employment by any Triton Company, or the termination of said employment and all circumstances related thereto.

     Associate specifically agrees that the Released Claims include all claims of any kind or nature whatsoever arising on or before the date Associate signs this Separation Agreement, including without limitation any and all such claims that might be cognizable before any arbitrator, federal and/or state agency, and/or federal and/or state court.

     Associate further agrees to waive irrevocably the right to recover under any claim that may be filed with or by the Equal Employment Opportunity Commission, any state or local fair employment practices agency or any other government entity with respect to his employment with any Triton Company or the termination thereof. Associate hereby agrees and recognizes that Associate's employment relationship has been terminated, that the Triton Companies have no obligation, contractual or otherwise, to hire or employ Associate in the future, that Associate will not seek such re-employment and that, if Associate does seek such re-employment, his application may be rejected.

     Associate represents that he has not filed any complaints, charges, grievances or the like against any of the Releasees with any federal state or local, court or agency concerning or relating to his employment with any of the Triton Companies or the termination thereof. Associate represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein which he has against any of the Releasees.

     8. Confidentiality of Terms of this Separation Agreement. The parties acknowledge that Associate's preservation of the confidentiality of this Separation Agreement, as described in this paragraph, constitutes a material obligation of Associate. A breach or threatened breach of that obligation, like a breach or threatened breach by Associate of any other term of this Separation Agreement, shall be treated as a material breach which shall give rise to any Triton Company's right to pursue its remedies under this Separation Agreement, including, without limitation, termination and/or repayment of Separation Benefits. Associate agrees not to disclose or discuss, other than with Associate's spouse, legal counsel and financial or tax advisers, or as otherwise may be required by law, any details of this Separation Agreement, including without limitation, the amount of severance pay and other Separation Benefits. Associate will make a good faith effort to ensure that his spouse and any such legal counsel, or financial or tax adviser will not disclose or discuss any details of this Separation Agreement with any other person.

     9. No Complaints. Associate represents that he has not filed any complaints or charges or lawsuits against the Triton Companies or any other Release with any governmental agency or court and Associate has not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein Associate has against the Triton Companies or any other Release. Associate further represents that he is not aware of any complaints, charges or lawsuits involving the Triton Companies and are not aware of any circumstances that could give rise to such complaints, charges or lawsuits relating to, arising out of or in connection with any act or omission by the Associate while employed by the Employer except to the extent previously disclosed to the chief executive officer. Associate further represents that he has complied in all material respects with applicable laws in performing his duties for the Triton Companies.

     10. No Disparagement. Associate agrees not to disparage or otherwise make statements which would injure the business or reputation of any Triton Company, its officers, directors, executives or other employees. Neither the Chief Executive Officer nor the Chief Financial Officer of the Employer will make any disparaging comments about the Associate and will not authorize, encourage or participate with anyone to make such statements.

     11.  Return of Property; Intellectual Property Rights.

          (a) Associate agrees that, on or before the Separation Date, Associate shall return to the appropriate Triton Company all property owned by each such company and all property containing information relating to any such company or in which any such company has an interest, including, for example, files, documents, data and records (whether on paper or in tapes, disks or other machine-readable form or otherwise and whether or not prepared by Associate in whole or in part), office equipment, telephone calling cards, credit cards and employee identification cards made available to or prepared or compiled by Associate (in whole or in part) during Associate's employment with any Triton Company. Associate acknowledges that Employer or an applicable Triton Company is the rightful owner of any programs, ideas, inventions, discoveries, copyright material or trademarks which Associate may have originated or developed, or assisted in originating or developing, during Associate's period of employment with any Triton Company or, where any such origination or development involved the use of company time or resources, or the exercise of Associate's responsibilities for or on behalf of any such Triton Company.

          (b) Notwithstanding the foregoing, Associate shall be entitled to retain his cellular phone and laptop computer previously provided by the Employer, provided that, on or before the Separation Date, Associate makes such equipment available to the Employer for purposes of purging all information of or relating to the Triton Companies.

     12. Proprietary Information. Associate shall at all times preserve the confidentiality of all Proprietary Information and trade secrets of any and all Triton

Companies. "Proprietary Information" means information that has not been disclosed to the public, and which is treated as confidential within the business of any Triton Company or is of particular value to any such company in the competitive marketplace. Proprietary Information includes, but is not limited to, information, as described in the previous sentence, which gives any Triton Company an opportunity to obtain or maintain advantages over its current and potential competitors, such as strategic or tactical business plans; financial or market data; ideas, processes, methods, techniques, systems, models, devices, programs, computer software or related information; documents relating to regulatory matters and correspondence with governmental entities; pricing and cost data; reports and analyses of business prospects; information pertaining to business transactions which are contemplated or planned; research data; personnel information and data; identities of users and purchasers of any Triton Company's products or services; and other confidential matter pertaining to or known by one or more Triton Companies, including confidential information of a third party which any Triton Company is bound to protect.

     13. Remedies. Associate acknowledges that irreparable injury will result to Employer and the other Triton Companies, and to their respective businesses, in the event of any breach or threatened breach by Associate of any of Associate's representations, covenants or commitments under this Separation Agreement. In the event of a breach or threatened breach by Associate of any of the representations, covenants or commitments under this Separation Agreement, Employer and any affected Triton Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such covenants by Associate or by any person acting for or with

Associate in any capacity whatsoever. In the event of a breach or threatened breach of any of Associate's representations, covenants or commitments under this Separation Agreement, in addition to any Triton Company's rights to pursue injunctive relief as described above and to pursue other remedies and to seek damages, Associate shall forfeit the Separation Benefits, and shall have an obligation to immediately repay any Separation Benefits previously received. As a further material inducement to the Triton Companies to enter into this Separation Agreement, Associate agrees, to the extent permitted by law, to indemnify and hold each and all of the Releasees harmless from and against any and all loss, costs, damages or expenses, (including without limitation, attorneys' fees and litigation expenses) in the event it becomes necessary for any of the Releasees to defend any claim or claims brought by Associate which have been released by this Separation Agreement.

     14. Review Period and Revocation. Associate represents and acknowledges that Associate has been given a period of twenty-one (21) days to consider this Separation Agreement and that Associate has read this Separation Agreement, understands the terms of the Separation Agreement and has been given an opportunity to ask questions about it. Associate has been advised to consult with an attorney prior to signing this Separation Agreement; whether Associate chooses to do so is his decision. Associate further represents that in signing this Separation Agreement Associate does not rely, and has not relied, on any representation or statement not set forth in this Separation Agreement made by any representative of Employer or any other Releasee with regard to the subject matter, basis or effect of this Separation Agreement or otherwise. This Separation Agreement is knowingly and voluntarily entered into by all parties hereto.

For a period of seven (7) days after the date Associate signs this Separation Agreement, Associate has the right to revoke this Separation Agreement by delivering a written notice of revocation to Laura Porter, Vice President of Human Resources, at 1100 Cassatt Road, Berwyn, Pennsylvania 19312 by close of business (5:00 p.m. EST) on the seventh day after Associate signs this Separation Agreement. This Separation Agreement shall not be effective or enforceable and Associate shall not be entitled to receive any of the Separation Benefits until the eighth (8th) day after the date Associate signs this Separation Agreement and Associate has not revoked this Separation Agreement during such seven (7) day revocation period and provided that Associate has signed this Separation Agreement on or after the Separation Date and no more than twenty-one (21) days after Associate receives a copy of this Separation Agreement (the "Effective Date").

     15. Applicable Law. This Separation Agreement shall be interpreted and enforced in accordance with the laws of the State of Pennsylvania without regard to principles of conflicts of laws and without regard to any rule of construction or interpretation as to which party drafted this Separation Agreement.

     16. Consent to Jurisdiction. Each of the parties hereby consents to the exclusive jurisdiction of any Pennsylvania state or federal court with respect to any suit, action or proceeding relating to this Separation Agreement or any of the transactions contemplated hereby.

     17. Severability. If any clause, phrase or provision of this Separation Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable under any applicable law, this shall not affect or render invalid or unenforceable the remainder of this Separation Agreement.

         18. Successors and Assigns. This Separation Agreement shall be binding on Associate and Associate's heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Triton Companies and their representatives, predecessors, successors and assigns.

         19. Entire Agreement. This Separation Agreement sets forth the entire understanding of the Triton Companies and Associate and supersedes all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof except for: (i) any Restricted Stock Award entered into by Associate; or (ii) any Non-Compete, Non-Solicitation and Confidentiality Agreement or other agreement containing any similar sort of restrictive employment covenant (the "Restrictive Covenants"), entered into by Associate in connection with a restricted stock award by a Triton Company or otherwise, to the extent that the Restrictive Covenant(s) provide any greater protection for any Triton Company than are provided for in this Separation and Release Agreement. This Separation Agreement may not be modified or amended except by a written agreement signed by the parties hereto. A waiver of any provision of this Separation Agreement must be in writing and signed by the party making the waiver. Any waiver by any of the Triton Companies of a breach of any provision of this Separation Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision of the Separation Agreement. The failure of any of the Triton Companies to insist on strict adherence to any term of this Separation Agreement on one or more occasions shall not be considered a waiver or deprive the Triton Company of the right thereafter to insist on strict adherence to that term or any other term of this Separation Agreement.

STATEMENT BY ASSOCIATE WHO IS SIGNING BELOW:

         THE TRITON COMPANIES HAVE ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS SEPARATION AGREEMENT. I HAVE BEEN GIVEN A PERIOD OF UP TO TWENTY-ONE (21) DAYS TO CONSIDER THIS SEPARATION AGREEMENT BEFORE SIGNING AND A PERIOD OF SEVEN (7) DAYS TO REVOKE THIS AFTER SIGNING. I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS SEPARATION AGREEMENT AND HAVE HAD SUFFICIENT TIME AND OPPORTUNITY TO CONSULT WITH MY PERSONAL TAX, FINANCIAL AND LEGAL ADVISORS PRIOR TO SIGNING THIS DOCUMENT, AND I INTEND TO BE LEGALLY BOUND BY ITS TERMS. I AM ENTERING INTO THIS SEPARATION AGREEMENT ON A KNOWING AND VOLUNTARY BASIS. I UNDERSTAND THAT MY RIGHT TO RECEIVE CERTAIN PAYMENTS AND BENEFITS HEREUNDER IS CONTINGENT ON MY SIGNING THIS SEPARATION AGREEMENT.

              [SIGNATURE PAGE TO SEPARATION AGREEMENT AND RELEASE]

          THE UNDERSIGNED, intending to be legally bound, have executed this Separation Agreement as of the dates indicated below.

          Associate:       /s/ Stephen J. McNulty
                          --------------------------------------------
                          Stephen J. McNulty


                          Date of Signature:    June 18, 2003
                                                -----------------

          Employer:

                          Triton Management Company, Inc.


                          /s/ David D. Clark
                          --------------------------------------------

                          David D. Clark
                          Executive Vice-President & Chief Financial Officer

                          Date of Signature     June 18, 2003
                                                -------------------

                                   Exhibit "A"
                                Triton Affiliates

         Triton PCS Holdings, Inc.
         Triton PCS, Inc.
         Triton PCS Holdings Company L.L.C.
         Triton PCS License Company L.L.C.
         Triton PCS Operating Company L.L.C.
         Triton PCS Property Company L.L.C.
         Triton PCS Equipment Company L.L.C.
         Triton PCS Finance Company, Inc.
         Triton PCS Investment Company, L.L.C.
         Lafayette Communications Company, L.L.C.

                                   Exhibit "B"

                               Accelerated Vesting

As of your Separation Date you were vested in One Hundred Twenty-Seven Thousand Five Hundred Sixty-Two (127,562) shares. In accordance with the terms of Associate's Separation Agreement, Associate will be vested in the following shares that would otherwise have been forfeited in accordance with the terms of Associate's agreements with the Triton Companies:

               Vesting Date                          Vested Shares

               August 9, 2003                        11,500

               August 15, 2003                       14,285